Consolidated Communications Holdings Reports First Quarter 2007 Results

      - Total Connections Up 2,800 over Prior Quarter, Driven by Broadband
                                    Growth -

                - IPTV Subscribers Grow by 1,400 in the Quarter -

           - Adjusted EBITDA of $37.2 Million, Net Cash from Operating
                         Activities of $18.0 Million -

      MATTOON, Ill., May 10 /PRNewswire-FirstCall/ -- Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced results for the first quarter ended March 31, 2007. The company reported revenues of $83.0 million for the quarter. Adjusted EBITDA and net cash provided by operating activities for the quarter were $37.2 million and $18.0 million, respectively.

      "Our consistent focus and execution is delivering strong results, and we are off to a great start in 2007," said Bob Currey, Consolidated's president and chief executive officer. "Increased broadband connections and improved operating efficiencies helped deliver our strong financial performance. We generated cash available to pay dividends of $14.7 million for the quarter, which resulted in a
68.5 percent payout ratio."

      "DSL continues to perform very well for us and is a key component of our triple play bundle, which positively impacts customer value and retention. Continued consumer demand for DSL drove another solid quarter, with the addition of over 3,200 subscribers. We ended the quarter with nearly 56,000 DSL subscribers, and our penetration of primary residential lines now exceeds 33.6 percent."

      "Our strategy of layering IPTV over our DSL product continues to gain market acceptance. We added over 1,400 IPTV subscribers during the quarter, bringing the total subscriber base to nearly 8,400. Subscribers grew by nearly 1,000 in Illinois, bringing penetration to over 20 percent of total homes passed and over 29 percent in the three original markets we launched. The rollout in Conroe, TX and Katy, TX is going well, and we expect subscriber growth to accelerate as we launch high definition and DVR service in 2007. IPTV was launched in the Lufkin, TX market in March and we are encouraged with the early results. DSL and IPTV are 'sticky' and have been drivers of the growth in connections and revenue per customer. In fact, over 90 percent of our video customers take our full triple play offering, making us the leading network based triple play provider in our markets," Currey concluded.

      Operating Statistics at March 31, 2007, Compared to December 31, 2006

--    Total connections were 296,145, an increase of 2,770, or 0.9 percent.

-- Total local access lines were 231,818, a decrease of 1,875, or 0.8 percent.

--    Broadband connections were 64,327, an increase of 4,641 or 7.8 percent.

      --    DSL subscribers were 55,961, an increase of 3,229, or 6.1 percent.

      --    IPTV subscribers were 8,366, an increase of 1,412, or 20.3 percent.

--    Long distance lines were 149,318, an increase of 1,137, or 0.8 percent.


      Steve Childers, Consolidated's chief financial officer, said, "As expected, our financial results were very strong for the quarter. Revenue, adjusted EBITDA and cash from operations grew by $3.6 million, $2.4 million and $3.6 million, respectively, compared to the first quarter of 2006. As a result of the growth in revenue and the cost reduction initiatives we put in place in 2006, we realized an approximate 100 basis point improvement in our adjusted EBITDA margin compared to the first quarter of 2006."

      Cash Available to Pay Dividends

      For the quarter, cash available to pay dividends, or CAPD, was $14.7 million and the dividend payout ratio was 68.5 percent. As of March 31, 2007, cumulative available cash, which is defined in the dividend restriction covenants in the company's credit facility as the difference between CAPD and dividends paid for the period since September 30, 2005, was approximately $30.0 million. At March 31, 2007, cash and cash equivalents were $26.1 million. The company made capital expenditures of $8.2 million during the first quarter.

      Financial Highlights for the First Quarter Ended March 31, 2007

-- Revenues were $83.0 million, compared to $79.4 million in the first quarter of 2006. The improvement was primarily due to a $1.4 million increase in Data and Internet Services revenue and a $1.2 million increase in Network Access Services revenue. The increase in Data and Internet Services revenue was due to the growth in DSL and IPTV subscribers. The increase in Network Access Services revenue was attributable to an increase in switched access rates associated with our 2006 tariff filing and a $0.7 million settlement of an outstanding billing claim. Also reflected in this quarter's results were approximately $0.5 million in other miscellaneous revenue settlements.

-- Income from operations was $18.4 million, compared to $15.2 million in the first quarter of 2006. The increase was driven by both the revenue items mentioned above, as well as the impact of cost reduction initiatives implemented in 2006.

-- Interest expense, net was $11.4 million, compared to $10.0 million in the same quarter last year. The increase was primarily driven by the increase in bank debt associated with the share repurchase in the third quarter of 2006.

-- Income tax expense was $3.7 million, compared to $2.9 million in the first quarter of 2006. The increase was due to the increase in pre-tax income.

-- Net income was $4.6 million, compared to $3.5 million in the first quarter of 2006.

-- Net income per common share was $0.18, compared to $0.12 per common share in the first quarter of 2006. "Adjusted net income per share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income per share" for the quarter ended March 31, 2007 was $0.21, compared to $0.15 in the first quarter of 2006.

-- Adjusted EBITDA was $37.2 million and net cash provided by operating activities was $18.0 million compared to $34.8 million and $14.4 million, respectively, for the first quarter of 2006. Total net debt to last twelve month Adjusted EBITDA coverage ratio was 4.0 times to one, and all other coverage ratios were also within compliance levels of our credit facility.


      Financial Guidance

      For 2007, the company reiterates the following guidance: Capital expenditures are expected to be in the range of $32.0 million to $34.0 million; cash interest expense is expected to be in the range of $43.5 million to $45.0 million; and cash income taxes are expected to be in the range of $12.0 million to $14.0 million.

      Dividend Payments

      The company paid its latest quarterly dividend of $0.38738 per common share on May 1, 2007 to stockholders of record on April 15, 2007. On May 8, 2007, the company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on August 1, 2007 to stockholders of record at the close of business on July 15, 2007.

      For 2007, the company expects approximately 10 percent of its distributions to be classified as non-dividend distribution (return of capital), with the remainder being classified as ordinary dividends. This is an estimate and will be updated as appropriate.

      Conference Call Information

      The company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. The call is being webcast and can be accessed from the "Investor Relations" section of the company's website at http:// http://www.consolidated.com. The webcast will also be archived on the company's website. If you do not have internet access, the conference call dial-in number is 1-800-642-1783. International parties can access the call by dialing 1-706-679-5600. A telephonic replay of the conference call will also be available starting two hours after completion of the call until May 14, 2007 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291 and enter pass code 5511283.

      Use of Non-GAAP Financial Measures

      This press release, as well as the conference call, includes disclosures regarding "Adjusted EBITDA", "Adjusted EBITDA Margin", "cash available to pay dividends", "cumulative available cash", "total net debt to last twelve month Adjusted EBITDA coverage ratio", and "adjusted net income per share", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations or net income (loss) as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

      Adjusted EBITDA, which corresponds to consolidated EBITDA as used and defined in the Form 10-K dated December 31, 2006, is comprised of historical EBITDA, as adjusted for certain adjustments permitted and contemplated by our credit facility.

      EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization on an historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

      Cash available to pay dividends represents Adjusted EBITDA plus cash interest income less (1) cash interest expense), (2) capital expenditures, (3) cash taxes and (4) stock repurchases.

      We present Adjusted EBITDA and cash available to pay dividends for several reasons. Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, and cumulative available cash are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA, cash available to pay dividends and cumulative available cash after giving effect to specified charges. Other information related to these three non-GAAP financial measures, specifically "total net debt to last twelve month Adjusted EBITDA coverage ratio" and "Adjusted EBITDA margin", help put these three measures in context. As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends, as supplemented by these other items, provide important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

      These non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement and the indenture governing our senior notes.

      Because Adjusted EBITDA is a component of the Dividend Payout Ratio and the ratio of total net debt to last twelve month Adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month Adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted net income per share, assist investors, securities analysts and other interested parties in evaluating the companies in our industry.

      About Consolidated

      Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing voice, data and video services to residential and business customers in Illinois and Texas. Each of the operating companies has been operating in its local market for over 100 years. With approximately 232,000 local access lines, 56,000 DSL subscribers and 8,400 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, dial-up and high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated Communications is the 15th largest local telephone company in the United States.

    Safe Harbor

      Any statements contained in this press release that are not statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. The words "anticipates", "believes", "expects", "intends", "plans", "estimates", "targets", "projects", "should", "may", "will" and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, the company's current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties and factors that may cause the actual results to differ materially from those expressed or implied by these forward-looking statements. These risks include, but are not limited to the following: various risks to stockholders of not receiving dividends and risks to the company's ability to pursue growth opportunities if the company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the common stock; the substantial amount of debt and the company's ability to incur additional debt in the future; the company's need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the company's possible pursuit of acquisitions; economic conditions in the company's service areas in Illinois and Texas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the company's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; liability and compliance costs regarding environmental regulations, and the risks identified or discussed in more detail in the section entitled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2006, as well as in the other documents that we file from time to time with the Securities and Exchange Commission.

      Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and the company's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, the company does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

                                - Tables Follow -

                         Consolidated Communications
                    Condensed Consolidated Balance Sheets
                            (Dollars in thousands)

                                                   March 31,      December 31,
                                                     2007              2006
     ASSETS
     Current assets:
       Cash and cash equivalents                   $26,103           $26,672
       Accounts receivable, net                     35,788            34,396
       Prepaid expenses and other current assets    14,655            13,149
     Total current assets                           76,546            74,217

     Property, plant and equipment, net            309,187           314,381
     Intangibles and other assets                  495,696           500,981
     Total assets                                 $881,429          $889,579

     LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities:
       Accounts payable                             $7,884           $11,004
       Accrued expenses and other current
        liabilities                                 55,822            54,742
     Total current liabilities                      63,706            65,746

     Long-term debt                                594,000           594,000
     Other long-term liabilities                   111,068           111,180
     Total liabilities                             768,774           770,926

     Minority interests                              3,867             3,695
     Stockholders' equity:
       Common stock, $0.01 par value                   261               260
       Paid in capital                             200,603           199,858
       Accumulated deficit                         (92,796)          (87,362)
       Accumulated other comprehensive income          720             2,202
    Total stockholders' equity                     108,788           114,958
    Total liabilities and stockholders' equity    $881,429          $889,579

                           Consolidated Communications
                 Condensed Consolidated Statements of Operations
                  (Dollars in thousands, except per share data)

                                           Three Months Ended
                                                March 31,
                                             2007     2006
     Revenues                              $82,980  $79,426
     Operating expenses:
       Cost of services and products        25,629   24,673
       Selling, general and administrative
        expenses                            22,299   22,512
       Depreciation and amortization        16,629   17,071
     Income from operations                 18,423   15,170
     Other income (expense):
       Interest expense, net               (11,400) (10,042)
       Other income, net                     1,283    1,348
     Income before income taxes              8,306    6,476
     Income tax expense                      3,687    2,928

     Net income                              4,619    3,548

     Net income per common share             $0.18    $0.12



                           Consolidated Communications
                 Condensed Consolidated Statements of Cash Flows
                             (Dollars in thousands)

                                                     Three Months Ended
                                                          March 31,
                                                       2007       2006
    OPERATING ACTIVITIES
     Net Income                                       $4,619     $3,548
     Adjustments to reconcile net income
      to cash provided by operating activities:
       Depreciation and amortization                  16,629     17,071
       Non-cash stock compensation                       734        625
       Other adjustments, net                            418      5,015
     Changes in operating assets and liabilities, net (4,429)   (11,898)
         Net cash provided by operating activities    17,971     14,361
    INVESTING ACTIVITIES
       Capital expenditures                           (8,187)    (8,523)
         Net cash used in investing activities        (8,187)    (8,523)
    FINANCING ACTIVITIES
       Proceeds from issuance of stock                    12         --
       Payment of deferred financing costs              (320)        --
       Dividends on common stock                     (10,045)   (11,540)
         Net cash used in financing activities       (10,353)   (11,540)
     Net decrease in cash and cash equivalents          (569)    (5,702)
     Cash and cash equivalents at beginning
      of period                                       26,672     31,409
     Cash and cash equivalents at end of period      $26,103    $25,707

                           Consolidated Communications
                        Consolidated Revenue by Category
                             (Dollars in thousands)
                                   (Unaudited)

                                         Three months ended March 31,
                                               2007        2006
    Telephone Operations
      Local calling services                 $21,313     $21,364
      Network access services                 18,318      17,070
      Subsidies                               11,597      12,182
      Long distance services                   3,636       3,747
      Data and Internet services               8,631       7,214
      Other services                           9,014       7,781
    Total Telephone Operations                72,509      69,358
    Other Operations                          10,471      10,068
    Total operating revenues                 $82,980     $79,426



                           Consolidated Communications
                          Schedule of ARPU Calculations
                             (Dollars in thousands)
                                   (Unaudited)

                                                       Three Months Ended
                                                            March 31,
                                                     2007              2006

    Ending Access Lines                            231,818           240,959
    Average Access Lines                           232,582           241,130


    Telephone Operations Revenue                   $72,509           $69,358
    Prior period subsidy settlements                 $(235)            $(197)
    Telephone Operations, excluding prior
     period subsidy settlements                    $72,744           $69,555

    Monthly Telephone Operations ARPU              $103.92            $95.88
    Monthly Telephone Operations ARPU,
     excluding prior period subsidy settlements    $104.26            $96.15

                           Consolidated Communications
                     Schedule of Adjusted EBITDA Calculation
                             (Dollars in thousands)
                                   (Unaudited)

                                                                       Last
                                              Three        Twelve      Twelve
                             Three Months     Months       Months      Months
                                Ended         Ended        Ended       Ended
                               March 31,   December 31, December 31, March 31,
                             2007    2006      2005         2006        2007
    Historical EBITDA:
    Net cash provided by
     operating activities  $17,971 $14,361   $32,229      $84,593    $88,203
    Adjustments:
     Compensation from
      restricted share plan   (734)   (625)   (1,346)      (2,482)    (2,591)
     Other adjustments, net   (418) (5,015)  (14,380)      (8,083)    (3,486)
    Changes in operating
     assets and liabilities  4,429  11,898    (2,073)       6,669       (800)
    Interest expense, net   11,400  10,042    10,631       42,899     44,257
    Income taxes             3,687   2,928     7,234          405      1,164
    Historical EBITDA (1)   36,335  33,589    32,295      124,001    126,747

    Adjustments to EBITDA:
     Integration,
      restructuring and
      Sarbanes-Oxley (2)       172     466     1,994        3,684      3,390
     Other, net (3)         (1,455) (1,348)     (780)      (7,143)    (7,250)
     Investment
      distributions (4)      1,395   1,451       771        5,516      5,460
     Intangible assets
      impairment (5)            --      --        --       11,240     11,240
     Non-cash compensation (6) 734     625     1,346        2,482      2,591

    Adjusted EBITDA        $37,181 $34,783   $35,626     $139,780   $142,178


      Footnotes for Adjusted EBITDA:

(1) Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis.

(2) Represents certain expenses associated with integrating and restructuring the Texas and Illinois businesses and Sarbanes-Oxley start-up costs. For the first quarter of 2007, this is comprised of $0.2M in billing integration costs. For the twelve months ended March 31, 2007, this is comprised of $1.9M in severance, $0.6M in Sarbanes-Oxley start-up costs and $0.9M in billing integration costs. For YTD 2006, this is comprised of $2.0M in severance, $0.8M in Sarbanes-Oxley start-up costs and $0.9M in billing integration costs.

(3) Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items.

(4) For purposes of calculating Adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.


(5) Upon completion of our annual impairment review and as a result of a decline in estimated future cash flows in the telemarketing and operator services business, we determined that the value of the customer lists associated with these businesses was impaired.

(6) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from Adjusted EBITDA.

                           Consolidated Communications
                         Cash Available to Pay Dividends
                             (Dollars in thousands)
                                   (Unaudited)


                                  Three      Twelve      Three
                                  Months     Months      Months    October 1,
                                  Ended      Ended       Ended      2005 to
                                March 31, December 31, December 31, March 31,
                                  2007       2006         2005      2007 (4)

    Adjusted EBITDA             $37,181    $139,780     $35,626     $212,587

     - Cash interest expense    (10,816)    (40,613)     (9,384)     (60,813)
     - Capital Expenditures      (8,187)    (33,388)     (9,498)     (51,073)
     + Proceeds from asset
        sales(1)                     --       6,594          --        6,594
     - Cash income taxes         (3,748)     (8,237)       (172)     (12,157)
     + Cash interest income         214         745         174        1,133
     - Repurchases of stock (2)      12         (87)         --          (75)

    Cash available to pay
     dividends                  $14,656     $64,794     $16,746      $96,196

    Quarterly Dividend          $10,045     $44,593     $11,537      $66,175
    Payout Ratio                   68.5%       68.8%       68.9%        68.8%
    Adjusted Payout ratio (3)      68.5%       76.6%       68.9%        73.9%





(1) Represents $673 of proceeds from the sale of idle property during and $5,921 of proceeds from the redemption of class C shares of RTB stock.

(2) Represents the cancellation of stock by employees to pay withholding tax on shares vesting under the Company's Long Term Incentive Plan.

(3)   Represents the payout ratio excluding the effect of asset sales.

(4) Represents cumulative available cash for the period from October 1, 2005 to March 31, 2007.

                           Consolidated Communications
                 Schedule of Adjusted EBITDA Margin Calculation
                             (Dollars in thousands)
                                   (Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                                        2007     2006
    Revenue                                           $82,980      $79,426
    Adjusted EBITDA                                    37,181       34,783

    Adjusted EBITDA Margin                               44.8%        43.8%



                           Consolidated Communications
                   Total Net Debt to LTM Adjusted EBITDA Ratio
                             (Dollars in thousands)
                                   (Unaudited)


    Summary of Outstanding Debt Senior Notes          $130,000
    Term loan D                                        464,000
    Total debt as of March 31, 2007                   $594,000
    Less cash on hand                                  (26,103)
    Total net debt as of March 31, 2007               $567,897

    Adjusted EBITDA for the last twelve
     months ended March 31, 2007                       142,178

    Total Net Debt to last twelve months
      Adjusted EBITDA                                      4.0 x


                         Consolidated Communications
                        Adjusted Net Income Per Share
                            (Dollars in thousands)
                                 (Unaudited)

                                              Three Months Ended Three
                                                     Months Ended
                                             March 31,         March 31,
                                               2007              2006
    Reported net income applicable to
     common stockholders                     $4,619            $3,548
    Severance, net of tax                         4                26
    Sarbanes Oxley start-up costs, net of tax    --               109
    Billing integration, net of tax              92               121
    Non-cash compensation                       734               625
    Adjusted income applicable to common
     stockholders                            $5,449            $4,429

    Weighted average number of shares
     outstanding                         26,029,228        29,788,518
    Adjusted net income per share             $0.21             $0.15

    Calculations above assume a 44.4 percent and 45.2 percent effective tax rate for the three months ended March 31, 2007 and 2006, respectively.



                         Consolidated Communications
                           Key Operating Statistics

                                         March 31,      March 31,
                                           2007           2006
    Local access lines in service
        Residential                      153,640        161,322
        Business                          78,178         79,637
        Total local access lines         231,818        240,959

    IPTV subscribers
        Illinois                           7,288          3,514
        Texas                              1,078             --
        Total IPTV subscribers             8,366          3,514

    DSL subscribers                       55,961         43,713
    Broadband Connections                 64,327         47,227

    Total connections                    296,145        288,186

    Long distance lines                  149,318        145,795
    Dial-up subscribers                   11,128         14,623
    Service bundles                       44,728         39,036

    IPTV Homes passed
        Illinois                          35,843         22,679
        Texas                             71,340             --
        Total homes passed               107,183         22,679


SOURCE  Consolidated Communications Holdings, Inc.
    -0-                             05/10/2007
    /CONTACT: Stephen Jones, Vice President - Investor Relations of Consolidated Communications Holdings, Inc., +1-217-258-9522, investor.relations@consolidated.com; or investors, Kirsten Chapman of Lippert - Heilshorn & Associates, +1-415-433-3777, kchapman@lhai.com, for
Consolidated Communications Holdings, Inc. /
    /Web site:  http://www.consolidated.com /